ATSG Second-Quarter Results Reflect Solid Growth, Improving Cash Flows, and Strong Demand for Leased Cargo Aircraft
Raises Adjusted EBITDA Guidance for 2020; Anticipates Lower 2021 Capex
WILMINGTON, OH, August 5, 2020 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter and six months ended June 30, 2020.
ATSG's second quarter 2020 results, as compared with the second quarter of 2019, include:
•Customer revenues up 13 percent, or $43.2 million, to $377.8 million.
ATSG's principal business segments, aircraft leasing and air transport, increased revenues by eight percent and 13 percent, respectively, before eliminations. Revenues from other businesses increased eight percent on the same basis.
•GAAP Earnings from Continuing Operations were a loss of $105.2 million, or $1.78 per share basic, versus a loss of $26.6 million, or $0.45 per share.
Quarterly re-measurements of financial instrument values reduced after-tax earnings by $107.6 million and $33.6 million, respectively, in the second quarters of 2020 and 2019. Warrant losses in each quarter stemmed primarily from increases in the traded value of ATSG shares in the second quarter of each year. A second-quarter 2020 impairment charge reduced earnings by $30.2 million, principally as a result of management's decision to retire CAM's four Boeing 757 freighters.
•Adjusted Earnings from Continuing Operations (non-GAAP) rose 74 percent to $32.5 million. Adjusted Earnings Per Share (non-GAAP) were $0.47 diluted, up from $0.27 in 2019.
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Adjustments from GAAP for 2020 include financial instrument revaluations, an aircraft asset impairment charge, federal CARES Act grants to two ATSG airlines, amortization of aircraft customer incentives, retiree benefit costs, and losses of non-consolidated ATSG affiliates.
•Adjusted EBITDA from Continuing Operations (non-GAAP) increased 20 percent to $125.6 million.
Increased contributions from ATSG’s airlines, and from the increase in externally leased 767 freighters, drove the majority of the increase in Adjusted EBITDA.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.
•First-half capital spending was $265.9 million, up 23 percent.
Capital expenditures included $188.2 million for the purchase of seven Boeing 767 aircraft in the first half of 2020, and for freighter modification costs.
Rich Corrado, president and chief executive officer of ATSG, said, "ATSG’s airlines leveraged short-term charter and ACMI opportunities to mitigate substantial pandemic-related reductions in regular operations for the U.S. Department of Defense and commercial passenger customers to achieve strong revenue and earnings growth on an adjusted basis for the second quarter. Air cargo operations expanded with the deployment of one Boeing 767-300 freighter leased to Amazon and operated by Air Transport International, the first under a new order for twelve with the remaining eleven scheduled for lease to Amazon during 2021. We now expect to lease twelve 767-300 freighters in 2020 to external customers, up from the previous guidance of eight to ten. Near-term pandemic effects aside, ATSG remains a growing, thriving air transport business with substantial growth potential in the coming years."

Second Quarter Events
Agreement for Twelve More 767 Leases To Amazon – In June, ATSG subsidiary Cargo Aircraft Management (CAM) agreed to lease twelve more Boeing 767-300 freighters to Amazon for ten-year terms. CAM delivered and ATI began operating one of the twelve in the second quarter; the remainder will be delivered throughout 2021. These are in addition to prior agreements for thirty 767 leases between CAM and Amazon, plus related airline operating agreements; the last four of the thirty will be delivered in the second half of 2020. Amazon was issued seven million warrants to purchase ATSG shares at an exercise price of $20.40 per share in connection with Amazon's June leasing commitment. Based upon existing leases and future lease commitments, ATSG projects to have leased thirty-one 767s to Amazon by the end of 2020, and forty-two by the end of 2021.
CARES Act Funding Granted to Omni & ATI – During the second quarter, Omni Air International (Omni) and Air Transport International (ATI) each received Treasury Department approval for grants of funds pursuant to the payroll support program under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Omni was granted $67.1 million for anticipated employee-related costs due to the reduction in business from its U.S. military and commercial customers that have curtailed passenger transport services due to the coronavirus pandemic. On the same basis, ATI was granted $8.3 million under the program primarily due to pandemic-related curtailment of its combi service to remote military installations. The funds are being received in installments through September 2020. ATSG will realize both grants in its GAAP earnings; ATI through September 2020, and Omni through June 2021. ATSG’s second-quarter GAAP pretax earnings included $9.8 million of such grant proceeds. Omni and ATI, on behalf of themselves and certain affiliates, have agreed to refrain from involuntary employee furloughs or compensation reductions through September 30, 2020, and to meet other requirements, including restrictions on executive compensation, dividends and share repurchases.
Aircraft Asset Impairment Charge – During the second quarter, after the expiration of ATI's Boeing 757 freighter operating agreements with DHL, ATSG decided to retire those four aircraft. Three of the 757 airframes have been removed from service and are available for sale. One will remain in service through 2020. Some of the 757 engines are being leased to external customers. A pretax impairment charge totaling $39.1 million was recorded in ATSG’s financial statements as of June 30, 2020, primarily reflecting the market value of these assets as well as other surplus engines and parts. The market value of these assets has been negatively impacted by the pandemic. The impairment does not affect CAM’s four Boeing 757 combi aircraft, which remain under contract with the Department of Defense.
Segment Results
Cargo Aircraft Management (CAM)

CAM	Second Quarter		First Half
($ in thousands)	2020	2019	2020	2019
Aircraft leasing and related revenues	$79,345	$73,280	$157,954	$147,857
Lease incentive amortization	(4,475)	(4,024)	(8,921)	(8,251)
Total CAM revenues	74,870	69,256	149,033	139,606
Depreciation expense	42,024	38,723	85,071	77,518
Allocated interest expense	9,707	9,379	19,962	19,344
Segment earnings, pretax	19,640	16,683	35,460	32,857

Significant Developments:
•CAM's second quarter revenues, net of warrant-related lease incentives, increased eight percent versus the prior year. Revenues benefited primarily from seven 767 freighters deployed since June 30, 2019. CAM's revenues include the contributions from aircraft leased to ATSG’s airlines. CAM’s revenues from external customers increased 25 percent for the second quarter versus the same prior-year period.
•ATSG’s total fleet consisted of ninety-four aircraft in service at the end of the second quarter, five more than at the same point in 2019. CAM owned eighty-nine of those aircraft; three were leased to ATSG airlines by third parties and two were customer-provided for ATSG to operate. Sixty-three of those in-service, CAM-owned cargo aircraft were dry-leased to external customers on June 30, 2020, seven more than a year ago.
•CAM owned fourteen 767-300 aircraft in or awaiting cargo conversion as of June 30, versus eleven a year ago and eight at the end of 2019. As of June 30, CAM expects to lease at least twenty 767-300 newly modified freighters through 2021, including seventeen already under firm customer commitment, and three for which we are finalizing lease arrangements.
•During the first half of 2020, CAM purchased seven 767 feedstock aircraft for freighter modification and lease deployment. It expects to purchase four more in the second half. CAM has committed to purchase only three 767-300 aircraft in 2021.
•CAM’s pretax earnings for the quarter were $19.6 million, $3.0 million more than the prior-year's second quarter. Earnings reflected a $0.3 million increase in allocated interest and a $3.3 million increase in depreciation expense. Results for the second quarter also reflect reduced earnings from four Boeing 757 freighters compared to a year ago. Three of those aircraft have been removed from service during 2020 and one is expected to operate for the remainder of the year.

ACMI Services

ACMI Services	Second Quarter		First Half
($ in thousands)	2020	2019	2020	2019
Revenues	$287,604	$254,938	$571,769	$512,894
Allocated interest expense	5,645	6,441	10,946	12,990
Segment earnings, pretax	19,684	973	38,062	13,283
Significant Developments:
•Second-quarter revenues for ACMI Services increased 13 percent from the prior-year period, stemming mainly from incremental charter assignments for Omni Air from the federal government, and expanded air express network flying. These included flights to return people to the United States who were stranded abroad at the onset of the pandemic. Also contributing were two ACMI routes which began during the second quarter to support DHL's cargo network and deliver pandemic relief supplies over routes between Hong Kong and Sydney and between the U.S. and Europe. Both routes are anticipated to run for several months. These revenues partially offset revenue reductions from ATI’s 757 combi and freighter operations, and from Omni's military and commercial passenger flights, due to pandemic-related restrictions.
•ATSG's airlines operated sixty-seven aircraft at June 30, fifteen passenger and fifty-two cargo aircraft. One of four 757 freighters that ATI operated a year ago remained in service at the end of the second quarter.
•Total block hours increased 17 percent for the second quarter versus a year ago, principally due to more aircraft in service and expanded route commitments from Amazon.

•Segment earnings for the quarter were $19.7 million versus $1.0 million a year ago, excluding the effect of CARES Act grant funds for pandemic relief, and impairment charges. Principal factors were a shift toward full-service, higher margin passenger charter operations in 2020, lower ramp-up expenses associated with last year's expansion of a customer's air network and lower travel costs for positioning flight crews. In addition, interest expense allocated to ACMI Services for the second quarter decreased $0.8 million to $5.6 million.

Other Activities

Other	Second Quarter		First Half
($ in thousands)	2020	2019	2020	2019
Total Revenues	$77,056	$71,104	$157,092	$138,466
Revenues from external customers	40,240	39,754	98,620	88,375
Pretax Earnings (Loss)	(2,244)	4,006	(2,191)	5,909
Significant Developments:
•Total second-quarter external revenues from other activities increased by one percent due to growth in aviation fuel sales and ground handling services.
•Total pretax loss for the second quarter of $2.2 million principally reflects reduced earnings from aircraft maintenance services and sales of aircraft parts due to the pandemic.
Outlook
Due in part to robust demand for its cargo aircraft and related airline services, as well as stronger than expected demand from governmental agencies for passenger charter flights in the second quarter, ATSG now expects Adjusted EBITDA for 2020 to be at least $470 million. This updated projection reflects ATSG’s assumption about the level and duration of pandemic impacts on its commercial and military passenger flying, and a reduced likelihood of continued passenger charter opportunities to mitigate those effects in the second half.
The pandemic’s effects on the global economy and on military operations have proven to be difficult to predict. In the event those effects impact ATSG’s business later this year in ways not currently foreseen, ATSG may revise its Adjusted EBITDA guidance prior to year-end.
Corrado said that "Overall, ATSG’s long-term outlook is very bright, with especially strong demand for our cargo aircraft from lease and ACMI customers around the globe. Our order book calls for us to modify and dry-lease at least twenty additional 767 freighters through 2021, while redeploying others to new customers. Our business model's emphasis on long-term cash flow streams from dry-leasing midsize cargo aircraft and focused passenger operations provides a solid financial foundation. When the pandemic fades, we expect to deliver even stronger results from our leasing, airline, aircraft maintenance and logistics operations.”
ATSG’s capital expenditures for 2020 are projected to be approximately $465 million. That includes purchases of eleven Boeing 767-300s this year for lease deployments.
Currently, ATSG expects to purchase three to five Boeing 767-300 aircraft in 2021. As a result, ATSG anticipates that capital spending in 2021 will decline by at least $115 million to approximately $350 million. At the same time, ATSG projects continued growth in Adjusted EBITDA over the next two years, stemming from its fleet investments and expanding airline, MRO and logistics operations.
“Our continuing focus on providing capacity and value-added services for express air-networks of global e-commerce companies, and on the passenger transport requirements of U.S. government customers, leaves us well positioned for growth and has helped protect us from economic volatility,” Corrado said.

“With the growing cash generating power of our businesses, we look forward to expanded opportunities to allocate capital among a wide range of value-enhancing alternatives to increase shareholder value.”
Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gains and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates, and other assumptions which are highly uncertain.
Conference Call
ATSG will host a conference call on August 6, 2020, at 10 a.m. Eastern time to review its financial results for the second quarter of 2020. Participants should dial (800) 447-0521 and international participants should dial (847) 413-3238 ten minutes before the scheduled start of the call and ask for conference pass code 49865483. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com using the same passcode. The conference call also will be available on webcast replay via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the following, which relate to the current COVID-19 pandemic and related economic downturn: the pandemic may continue for a longer period, or its impact on commercial and military passenger flying, may be more substantial than what we currently expect; disruptions to our workforce and staffing capability or in our ability to access airports and maintenance facilities; the impact on our customers' creditworthiness; and the continuing ability of our vendors and third party service providers to maintain customary service levels; and (ii) other factors that could impact the market demand for our assets and services, including our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with key agreements with customers, lenders and government agencies; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUES	$377,794	$334,576	$767,071	$682,759

OPERATING EXPENSES
Salaries, wages and benefits	119,503	97,850	245,034	197,191
Depreciation and amortization	68,291	63,266	137,633	125,903
Maintenance, materials and repairs	43,704	39,467	85,381	84,005
Fuel	36,787	34,168	80,586	69,118
Contracted ground and aviation services	13,546	14,531	27,895	30,129
Travel	17,315	20,937	38,972	41,035
Landing and ramp	2,772	2,391	5,517	5,439
Rent	5,198	3,984	8,684	7,737
Insurance	2,508	1,857	4,176	3,768
Other operating expenses	15,738	18,643	30,954	34,051
Government grants	(9,821)	—	(9,821)	—
Impairment of aircraft and relates assets	39,075	—	39,075	—
Transaction fees	—	—	—	373
	354,616	297,094	694,086	598,749

OPERATING INCOME	23,178	37,482	72,985	84,010
OTHER INCOME (EXPENSE)
Interest income	12	81	124	177
Non-service component of retiree benefit (costs) credits	2,898	(2,351)	5,796	(4,702)
Net loss on financial instruments	(109,723)	(35,886)	(2,679)	(31,386)
Loss from non-consolidated affiliates	(6,513)	(5,998)	(9,277)	(9,814)
Interest expense	(16,045)	(16,804)	(32,368)	(34,194)
	(129,371)	(60,958)	(38,404)	(79,919)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(106,193)	(23,476)	34,581	4,091
INCOME TAX EXPENSE	1,031	(3,156)	(6,010)	(8,089)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(105,162)	(26,632)	28,571	(3,998)

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	236	31	4,008	62
NET EARNINGS (LOSS)	$(104,926)	$(26,601)	$32,579	$(3,936)

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$(1.78)	$(0.45)	$0.48	$(0.07)
Diluted	$(1.78)	$(0.45)	$0.14	$(0.07)

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	59,130	58,909	59,085	58,874
Diluted	59,130	58,909	68,104	58,874

Certain historical expenses have been reclassified to conform to the presentation above.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,253	$46,201
Accounts receivable, net of allowance of $1,515 in 2020 and $975 in 2019	166,547	162,870
Inventory	40,131	37,397
Prepaid supplies and other	20,944	20,323
TOTAL CURRENT ASSETS	287,875	266,791

Property and equipment, net	1,876,578	1,766,020
Customer incentive	136,924	146,678
Goodwill and acquired intangibles	521,937	527,654
Operating lease assets	55,356	44,302
Other assets	58,462	68,733
TOTAL ASSETS	$2,937,132	$2,820,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$156,674	$141,094
Accrued salaries, wages and benefits	57,205	59,429
Accrued expenses	17,901	17,586
Current portion of debt obligations	13,769	14,707
Current portion of lease obligations	14,902	12,857
Unearned revenue and grants	42,569	17,566
TOTAL CURRENT LIABILITIES	303,020	263,239
Long term debt	1,505,570	1,469,677
Stock warrant obligations	375,538	383,073
Post-retirement obligations	30,058	36,744
Long term lease obligations	40,082	30,334
Other liabilities	50,482	49,293
Deferred income taxes	135,849	127,476

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 59,589,770 and 59,329,431 shares issued and outstanding in 2020 and 2019, respectively	596	593
Additional paid-in capital	477,829	475,720
Retained earnings	78,474	45,895
Accumulated other comprehensive loss	(60,366)	(61,866)
TOTAL STOCKHOLDERS’ EQUITY	496,533	460,342
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,937,132	$2,820,178

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
CAM
Aircraft leasing and related revenues	$79,345	$73,280	$157,954	$147,857
Lease incentive amortization	(4,475)	(4,024)	(8,921)	(8,251)
Total CAM	74,870	69,256	149,033	139,606
ACMI Services	287,604	254,938	571,769	512,894
Other Activities	77,056	71,104	157,092	138,466
Total Revenues	439,530	395,298	877,894	790,966
Eliminate internal revenues	(61,736)	(60,722)	(110,823)	(108,207)
Customer Revenues	$377,794	$334,576	$767,071	$682,759

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	19,640	16,683	35,460	32,857
ACMI Services, inclusive of interest expense	19,684	973	38,062	13,283
Other Activities	(2,244)	4,006	(2,191)	5,909
Net, unallocated interest expense	(681)	(903)	(1,336)	(1,683)
Government grants	9,821	—	9,821	—
Impairment of aircraft and related assets	(39,075)	—	(39,075)	—
Other non-service components of retiree benefit (costs) credits, net	2,898	(2,351)	5,796	(4,702)
Net loss on financial instruments	(109,723)	(35,886)	(2,679)	(31,386)
Non-consolidated affiliates	(6,513)	(5,998)	(9,277)	(9,814)
Transaction fees	—	—	—	(373)
Earnings (loss) from Continuing Operations before Income Taxes (GAAP)	$(106,193)	$(23,476)	$34,581	$4,091

Adjustments to Pretax Earnings
Add customer incentive amortization	4,896	4,024	9,753	8,251
Less government grants	(9,821)	—	(9,821)	—
Add impairment of aircraft and related assets	39,075	—	39,075	—
Add non-service components of retiree benefit costs (credits), net	(2,898)	2,351	(5,796)	4,702
Add net loss on financial instruments	109,723	35,886	2,679	31,386
Add loss from non-consolidated affiliates	6,513	5,998	9,277	9,814
Add transaction fees	—	—	—	373
Adjusted Pretax Earnings (non-GAAP)	$41,295	$24,783	$79,748	$58,617
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Earnings (loss) from Continuing Operations Before Income Taxes	$(106,193)	$(23,476)	$34,581	$4,091
Interest Income	(12)	(81)	(124)	(177)
Interest Expense	16,045	16,804	32,368	34,194
Depreciation and Amortization	68,291	63,266	137,633	125,903
EBITDA from Continuing Operations (non-GAAP)	$(21,869)	$56,513	$204,458	$164,011
Add customer incentive amortization	4,896	4,024	9,753	8,251
Less government grants	(9,821)	—	(9,821)	—
Add impairment of aircraft and related assets	39,075	—	39,075	—
Add non-service components of retiree benefit costs (credits), net	(2,898)	2,351	(5,796)	4,702
Add net loss on financial instruments	109,723	35,886	2,679	31,386
Add loss form non-consolidated affiliates	6,513	5,998	9,277	9,814
Add acquisition related transaction fees	—	—	—	373

Adjusted EBITDA (non-GAAP)	$125,619	$104,772	$249,625	$218,537

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also remove the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. Adjustments also remove charges for the impairment of certain aircraft valuations and related assets. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Six Months Ended
	June 30, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$(105,162)		$(26,632)		$28,571		$(3,998)
Gain from warrant revaluation, net tax[1]	—		—		(19,312)		—
Earnings (loss) from Continuing Operations - diluted (GAAP)	(105,162)	$(1.78)	(26,632)	$(0.45)	9,259	$0.14	(3,998)	$(0.07)
Adjustments, net of tax
Customer incentive amortization[2]	3,779	0.06	3,073	0.05	7,527	0.11	6,301	0.11
Remove effects of government grants[3]	(7,580)	(0.13)	—	—	(7,580)	(0.11)	—	—
Remove effects of aircraft impairments[4]	30,157	0.51	—	—	30,157	0.44	—	—
Non-service component of retiree benefits [5]	(2,237)	(0.04)	1,795	0.03	(4,474)	(0.07)	3,590	0.06
Derivative and warrant revaluation[6]	107,630	1.75	33,588	0.52	18,884	0.28	28,683	0.37
Loss from affiliates[7]	5,878	0.10	6,837	0.12	8,011	0.12	9,751	0.17
Omni acquisition fees[8]	—	—	—	—	—	—	285	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$32,465	$0.47	$18,661	$0.27	$61,784	$0.91	$44,612	$0.64

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	59,130		58,909		68,104		58,874
Additional weighted average shares[1]	9,279		10,861		74		10,846
Adjusted Shares (non-GAAP)	68,409		69,770		68,178		69,720

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. Adjustment removes the unrealized gains for a large grant of stock warrants granted to a customer as a lease incentive.
2.Removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.
3.Removes the effects of the government grants received through the CARES Act.
4.Removes the effects of impairment charges for aircraft valuations and related assets.

5.Removes the non-service component of post-retirement costs and credits.
6.Removes gains and losses from derivative interest rate instruments and warrant revaluations.
7.Removes losses for the Company's non-consolidated affiliates.
8.Removes the fees incurred for the acquisition of Omni Air International.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2019		June 30, 2020		December 31, 2020 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	33	3	32	3	33	3
B767-300	42	8	42	9	52	10
B777-200	—	3	—	3	—	3
B757-200	4	—	1	—	1	—
B757 Combi	—	4	—	4	—	4
B737-400	1	—	—	—	—	—
Total Aircraft in Service	80	18	75	19	86	20

B767-300 in or awaiting cargo conversion	8	—	14	—	8	—
B767-300 staging for lease	—	—	1	—	—	—
B767-200 staging for lease	2	—	2	—	—	—
Total Aircraft	90	18	92	19	94	20

Aircraft in Service Deployments
	December 31,		June 30,		December 31,
	2019		2020		2020 Projected

Dry leased without CMI	27		27		34
Dry leased with CMI	35		36		40
Customer provided for CMI[2]	2		2		2
ACMI/Charter[1]	34		29		30

1.Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies.
2.Beginning in the fourth quarter of 2019, two aircraft provided by a customer were operated under a CMI agreement by a Company airline.